CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

OmniaLuo, Inc.

We consent to the reference to our firm under the caption "Experts" and inclusion in this Registration Statement of OmniaLuo, Inc. on Form SB-2 Amendment of our report dated May 11, 2007, relating to the consolidated financial statements of Omnia Luo Group Limited as of December 31, 2006, and the related consolidated statements of operations, shareholders' equity and cash flows for the period from August 11, 2006 (date of inception) to December 31, 2006.

/s/ PKF

PKF
Certified Public Accountants
Hong Kong, China
December 13, 2007